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                         RESOLUTIONS BY THE UNANIMOUS CONSENT
                              OF THE BOARD OF DIRECTORS
                           OF VARI-LITE INTERNATIONAL, INC.

                                  August 27, 1997

RESOLVED FURTHER, that all of the employee benefit plans of the Company and its subsidiaries that were adopted prior to the time the Company changed its name to "Vari-Lite International, Inc." and, accordingly, contain references to the name "Vari-Lite Holdings, Inc.", be and hereby are amended for all purposes to reflect the change of the Company's name to "Vari-Lite International, Inc.";